Exhibit (h)(13)

EXCELSIOR FUNDS

EXPENSE WAIVER AGREEMENT

This Agreement, dated as of June 15, 2007, is made and entered into by and between UST Advisers, Inc. (“USTA”) and United States Trust Company, National Association, on behalf of its separate identifiable division U.S. Trust New York Asset Management Division, (“USTCNA,” and, together with USTA, the “Advisers”) and Excelsior Funds, Inc., Excelsior Tax-Exempt Funds, Inc. and Excelsior Funds Trust (each a “Company,” and, collectively, the “Companies”) on behalf of each series of the Companies listed on Schedule A hereto, as may be amended from time to time (each a “Fund,” and, collectively, the “Funds”).

WHEREAS, Excelsior Funds Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type;

WHEREAS, Excelsior Funds, Inc. and Excelsior Tax-Exempt Funds, Inc. are each a Maryland corporation and registered under the 1940 Act as an open-end management investment company of the series type;

WHEREAS, each Company, for itself and on behalf of its Funds, and the Advisers have entered into investment advisory contracts for each Fund (the “Management Agreements”), pursuant to which the Advisers provide investment management services to each Fund for compensation based on the value of the average daily net assets of each Fund; and

WHEREAS, the Companies and the Advisers have determined that it is appropriate and in the best interest of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each Fund may normally be subject.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE LIMITATION AND WAIVER. The Advisers agree that, to the extent that ordinary operating expenses incurred by any Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser and including amounts payable pursuant to any plan adopted in accordance with Rule 12b-1 under the 1940 Act and sub-accounting fees (but excluding nonrecurring account fees, fees on securities transactions such as exchange fees, dividends and interest on securities sold short, fees and expenses of pooled investment vehicles that are held by a Fund, interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other expenses deemed extraordinary by each Company’s Board of Directors/Trustees), (the “Fund Operating Expenses”) exceed the Expense Limit relating to such Fund as set forth on Schedule A, such excess amount will be the liability of the Adviser.

2. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each Fund’s fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed or are not less than, as applicable, the Expense Limit for each Fund as set forth on Schedule A.

3. TERM AND TERMINATION. This Agreement shall continue in effect with respect to all Funds until July 31, 2008 and shall thereafter continue in effect with respect to each Fund for a period of one (1) year, and shall be subsequently renewed annually, provided either party may elect not to renew the Agreement with respect to one or more Funds for an additional year upon such sixty (60) days’ written prior notice. Nevertheless, this Agreement may be terminated with respect to one or more Funds by either party hereto, without payment of any penalty, upon sixty (60) days’ prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Advisers, such action shall be authorized by the applicable Company’s Board of Trustees/Directors.

4. CAPTIONS. The captions in this Agreement are included for convenience of reference and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

5. INTERPRETATION. Nothing herein contained shall be deemed to require the Companies or the Funds to take any action contrary to each Company’s Organizational Documents, including its Declaration of Trust or Articles of Incorporation, as applicable, or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or to relieve or deprive the Company’s Board of Trustees/Directors of its responsibility for or control of the conduct of the affairs of the Company or the Funds.

6. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of a Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

7. AMENDMENT. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

EXCELSIOR FUNDS, INC. For itself and on behalf of its Funds listed on Schedule A	UST ADVISERS, INC.

By:	By:
Name:	Name:
Title:	Title:

EXCELSIOR TAX-EXEMPT FUNDS, INC. For itself and on behalf of its Funds listed on Schedule A	UNITED STATES TRUST COMPANY, NATIONAL ASSOCIATION

By:	By:
Name:	Name:
Title:	Title:

EXCELSIOR FUNDS TRUST For itself and on behalf of its Funds listed on Schedule A

By:
Name:
Title:

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Schedule A

Fund	Share Class	Expense Limit
Excelsior Funds, Inc.
Blended Equity Fund	Shares	1.10%
International Fund	Shares	1.50%
Money Fund	Shares Institutional Shares	0.55 0.30	% %
Government Money Fund	Shares Institutional Shares	0.55 0.30	% %
Small Cap Fund	Shares Retirement Shares	1.25 1.75	% %
Value and Restructuring Fund	Shares Institutional Shares Retirement Shares	1.14 0.89 1.64	% % %
Core Bond Fund	Shares Institutional Shares Retirement Shares	0.90 0.65 1.40	% % %
Treasury Money Fund	Shares	0.60%
Energy and Natural Resources Fund	Shares	1.25%
Short-Term Government Securities Fund	Shares	0.75%
Intermediate-Term Bond Fund	Shares	0.75%
Pacific/Asia Fund	Shares	1.65%
Real Estate Fund	Shares	1.25%
Large Cap Growth Fund	Shares Institutional Shares Retirement Shares	1.20 0.95 1.70	% % %
Emerging Markets Fund	Shares Institutional Shares	1.85 1.60	% %
Excelsior Tax-Exempt Funds, Inc.
Tax Exempt Money Fund	Shares	0.55%
New York Tax-Exempt Money Fund	Shares	0.60%
Intermediate-Term Tax-Exempt Fund	Shares	0.65%
Long-Term Tax-Exempt Fund	Shares	0.80%
California Short-Intermediate-Term Tax-Exempt Fund	Shares	0.50%
New York Intermediate-Term Tax-Exempt Fund	Shares	0.80%
Short-Term Tax-Exempt Securities Fund	Shares	0.60%
Excelsior Funds Trust
International Equity Fund	Institutional Shares	1.10%
High Yield Fund	Shares Institutional Shares	1.05 0.80	% %
Equity Income Fund	Shares Retirement Shares	1.10 1.60	% %
Equity Opportunities Fund (f/k/a Equity Core Fund)	Shares Institutional Shares	1.05 0.80	% %
Mid Cap Value and Restructuring Fund	Shares Institutional Shares Retirement Shares	1.14 0.89 1.64	% % %

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